UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NYLI CBRE GLOBAL INFRASTRUCTURE MEGATRENDS TERM FUND

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FOR NYLIM INTERNAL USE ONLY

We wanted to make you aware that the proxy statement for MEGI (NYLI CBRE Global Infrastructure Megatrends Term Fund) has been filed and will be mailed to shareholders in the coming weeks. The Annual Shareholder Meeting is scheduled for October 1, 2025, and shareholders will begin receiving proxy materials from both NYL Investments and Saba Capital, an activist hedge fund.

As with the 2024 proxy, this may generate questions from FAs whose clients receive multiple sets of materials and need help understanding what’s going on.

What’s Happening:

•

The Fund’s Board is seeking to re-elect five Trustees — two Class II and three Class III — including Alan Latshaw, Karen Hammond, and others with deep experience in asset management, accounting, and fund governance.

•	Saba Capital is again challenging the Board. They’ve nominated Paul Kazarian, an officer of Saba, and are putting forward a non-binding proposal to eliminate the Fund’s classified board structure.

•	The Board is unanimously opposed to both proposals and recommends shareholders vote “FOR” the Fund’s nominees and “AGAINST” the Saba Declassification Proposal.

Fund Performance, Distribution Consistency, and Discount Narrowing:

•	MEGI has continued to pay monthly income since launch and remains focused on its core objective of delivering high current income through a diversified infrastructure strategy.

•	The Fund’s market discount has narrowed meaningfully in recent months, reflecting stronger investor sentiment and continued interest in the strategy.

•	The Fund’s Board nominees bring deep industry expertise and a fiduciary focus that aligns with the long-term interests of all shareholders.

Shareholders will receive two sets of proxy materials — one from NYLI and one from Saba. FAs should encourage clients to read the official Proxy Statement and vote using the WHITE proxy card, which represents the Fund’s nominees. Returning Saba’s card, even to vote “Against” or “Withhold,” will override any vote previously submitted.

The Board recommends voting FOR the Fund’s nominees on the WHITE card to support income consistency, long-term value, and strong governance.

We’ll continue to keep you posted as the meeting date approaches. Please don’t hesitate to reach out with any questions.